Exhibit 99.5

Consent to be Named as a Director Nominee

In connection with the filing by Black Hawk Acquisition Corporation and Vesicor Therapeutics, Inc. (as co-registrant) of the Registration Statement on Form S-4, File Number 333-292402, (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 (17 C.F.R. §230.438) of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a person who has agreed to serve as a director of PubCo, as defined in the Registration Statement and being the public company surviving the consummation of the Business Combination (as defined in the Registration Statement), upon the consummation of the Business Combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: January ___, 2026

By:	/s/ Warren Hosseinion Jr.
Name:	Warren Hosseinion Jr.